EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-105195 of OMI Corporation on Form S-3 of our report dated February 4, 2003 (except for Note 5 and the first paragraph of Note 17 as to which the date is March 14, 2003), appearing in the Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.



Deloitte & Touche LLP
New York, New York

August 1, 2003